John Kinross-Kennedy, CPA

17848 Skypark Circle, Suite C

Irvine, California

U.S.A. 92614-6401

October 9, 2007

Securities and Exchange Commission

I have read the paragraphs of Item 4 included in the Company’s Form 8-K/A, dated October 9, 2007, filed with the Securities and Exchange Commission on October 9, 2007, and am in agreement with the statements contained therein.

/s/ John Kinross-Kennedy

John Kinross-Kennedy

Certified public Accountant